EXHIBIT 99.1

Psychemedics Announces 2Q Record Revenues

Declares 88th Consecutive Quarterly Dividend

ACTON, Mass., July 24, 2018 (GLOBE NEWSWIRE) -- Psychemedics Corporation (NASDAQ:PMD) today announced second quarter financial results for the period ended June 30, 2018.  The Company also announced a quarterly dividend of $0.18 per share payable to shareholders of record as of August 7, 2018, to be paid on August 17, 2018.  This will be the Company’s 88th consecutive quarterly dividend.

The Company’s revenue for the quarter ended June 30, 2018 was $10.8 million versus $9.7 million for the comparable period in 2017, an increase of 11%.  Net income for the quarter ended June 30, 2018 was $1.2 million or $0.21 per diluted share, versus $0.9 million or $0.16 per diluted share, for the comparable period last year, an increase of 30%.  Revenue for the six months ended June 30, 2018 was $21.7 million versus $19.9 million for the comparable period in 2017, an increase of 9%.  Net income for the six months ended June 30, 2018 and 2017 was $2.4 million or $0.44 per diluted share.

Raymond C. Kubacki, Chairman and Chief Executive Officer, said,

"Second quarter revenues were a record for any second quarter in the Company's history. Our domestic revenues continued to show strong growth, increasing 15%, which, as in the first quarter, was largely attributable to our Transportation and Oil and Gas market segments. Our international business (primarily Brazil) was up 4%. This was significantly impacted by a change in the Brazil exchange rate. International revenue would have been up 16% for the quarter compared to the same period in 2017 and total revenue would have increased 15%, if the exchange rate had remained the same.

"Earnings growth for the quarter of 30% was primarily driven by increased revenue.  In addition, the Company’s effective tax rate decreased from 47% in the second quarter of 2017 to 43% in the current quarter. This reflects the reduction in the U.S. federal income tax rate which is partially offset by Brazilian income taxes.  While we were encouraged with the strong increase in earnings, they would have been even better without the negative impact of $0.04 per diluted share from the change in the Brazil exchange rate.

"We are encouraged by the continuing strength and momentum in our domestic business and also look forward to the expansion of the Brazil market later this year when professional drivers are required to renew their licenses every 2 1/2 years instead of the current 5 years. This expansion is by law and would virtually double the market size as it unfolds.

“The Company’s balance sheet remains strong with $7.7 million in cash and $9.3 million of working capital.  The total equipment financing obligation outstanding was $2.9 million as of June 30, 2018.  Our directors share our confidence in the future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we grow.  Therefore, we are pleased to declare our quarterly dividend $0.18 per share. This dividend represents our 88th consecutive quarterly dividend.”

Contact:
Neil Lerner
Vice President of Finance
(978) 206-8220
Neill@psychemedics.com

Psychemedics Corporation is the world’s largest provider of hair testing for the detection of drugs of abuse. The Company’s patented process is used by thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods.

The Psychemedics web site is www.psychemedics.com

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995:  From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties.  In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, cash flows, dividends, future business, growth opportunities, profitability, pricing, new accounts, customer base, market share, test volume, sales and marketing strategies, U.S. and foreign drug testing laws and regulations and the enforcement of such laws and regulations, required investments in plant, equipment and people and new test development) may be "forward looking" statements.  Actual results may differ from those stated in any forward-looking statements.  Factors that may cause such differences include but are not limited to risks associated with the development of markets for new products and services offered, costs of capacity expansion, U.S. and foreign government regulation, including but not limited to FDA regulations, Brazilian laws and regulations, proposed laws and regulations, currency risks, R&D spending, competition (including, without limitation, competition from other companies pursuing the same growth opportunities), the Company’s ability to maintain its reputation and brand image, the ability of the Company to achieve its business plans, cost controls, leveraging of its global operating platform, risks of information technology system failures and data security breaches, the uncertain global economy, the Company’s  ability to attract, develop and retain executives and other qualified employees and independent contractors, including distributors, the Company’s ability to obtain and protect intellectual property rights, litigation risks, general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission.  The forward-looking statements contained herein speak only of the Company's expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions, or circumstances on which any such statement is based.

Psychemedics Corporation
Consolidated Statements of Income
(in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Revenues	$10,787	$9,684	$21,722	$19,893
Cost of revenues	5,615	5,075	11,195	9,968

Gross profit	5,172	4,609	10,527	9,925

Operating Expenses:
General & administrative	1,457	1,334	3,308	2,809
Marketing & selling	1,301	1,244	2,540	2,487
Research & development	358	321	717	651

Total Operating Expenses	3,116	2,899	6,565	5,947

Operating income	2,056	1,710	3,962	3,978
Other income (expense)	24	(12)	56	(34)

Net income before provision for income taxes	2,080	1,698	4,018	3,944

Provision for income taxes	903	791	1,590	1,537

Net income	$1,177	$907	$2,428	$2,407

Diluted net income per share	$0.21	$0.16	$0.44	$0.44

Dividends declared per share	$0.18	$0.15	$0.36	$0.30

Psychemedics Corporation
Consolidated Balance Sheets
(in thousands, except par value)
(UNAUDITED)

	June 30,	December 31,
	2018	2017

ASSETS
Current Assets:
Cash and cash equivalents	$7,721	$8,165
Accounts receivable, net of allowance for doubtful accounts
of $77 in 2018 and $64 in 2017	5,195	4,488
Prepaid expenses and other current assets	1,465	1,212
Total Current Assets	14,381	13,865

Fixed Assets, net of accumulated amortization and depreciation
of $13,181 in 2018 and $11,670 in 2017	11,129	11,811
Other assets	915	832

Total Assets	$26,425	$26,508

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$1,117	$398
Accrued expenses	3,014	2,870
Current portion of long-term debt	957	957

Total Current Liabilities	5,088	4,225

Long-term debt	1,942	2,420
Deferred tax liabilities, long-term	1,138	1,243
Total Liabilities	8,168	7,888

Shareholders' Equity:
Preferred stock, $0.005 par value, 873 shares authorized,
no shares issued or outstanding	--	--
Common stock, $0.005 par value; 50,000 shares authorized
6,175 shares issued in 2018 and 6,160 shares issued in 2017	31	31
Accumulated other comprehensive loss	(1,403)	(238)
Additional paid-in capital	31,208	31,022
Accumulated deficit	(1,497)	(2,113)
Less - Treasury stock, at cost, 668 shares	(10,082)	(10,082)

Total Shareholders' Equity	18,257	18,620

Total Liabilities and Shareholders' Equity	$26,425	$26,508